Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Cameron Potts 651-233-7735 cameron.potts@deluxe.com

Deluxe Corporation appoints Keith A. Bush as Chief Financial Officer
National search lands seasoned executive for leadership role

ST. PAUL, Minn. March 13, 2017 -- Deluxe Corporation (NYSE: DLX), a growth engine for small businesses and financial institutions, today announced the appointment of Keith A. Bush, 46, as Chief Financial Officer, effective March 31, 2017. Bush takes over for Edward Merritt, who held the position on an interim basis since September, 2016.

Bush joins the Deluxe executive team from American Airlines, where he most recently served as the Senior Vice President of Finance. Bush has worked in the airline industry since 1995, when he joined then Northwest Airlines. He has held varied roles with increasing responsibilities in treasury and financial planning and analysis for Northwest, Delta, US Airways, and American Airlines.

“This was a thorough and exhaustive search and I am excited to have someone with Keith’s qualifications and experiences assume the CFO role,” said Lee Schram, CEO of Deluxe Corporation. “Keith brings an exceptional background in strategic management, financial planning, and mergers and acquisitions while operating in a highly competitive global marketplace. I am looking forward to working with him as a strategic partner as we continue Deluxe’s positive transformation.”

While at American Airlines, Bush built a strong finance department and led a team of nearly 300 employees, directing efforts in financial planning and analysis, division finance, corporate purchasing, and insurance and risk management. Bush was also involved in the financial earnings release and investor relations processes. Joining US Airways in 2009, Bush played a critical role in the planning and integration of the merger between American Airlines and US Airways. Originally from Indiana, he holds a bachelor of science degree in marketing from Butler University and an MBA with a finance and strategic management focus from Case Western Reserve University.

Merritt will return to his previous role as Treasurer and Vice President of Investor Relations. “Ed’s contributions in the last seven months including his ability to step in and provide a seamless transition throughout this process have been invaluable, and I look forward to him helping with the integration of Keith to Deluxe,” Schram said.

“I am incredibly thrilled to be joining Deluxe and contributing to a growth plan that is already delivering strong value for Deluxe’s shareholders,” said Bush. “This is a very exciting time for Deluxe and I look forward to partnering closely with Lee and the executive leadership team to help further drive the strategic transformation.”

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About Deluxe Corporation
Deluxe Corp. is a growth engine for small businesses and financial institutions. Nearly 4.4 million small business customers access Deluxe’s wide range of products and services, including customized checks and forms, as well as website development and hosting, email marketing, social media, search engine optimization and logo design. For our approximately 5,600 financial institution customers, Deluxe offers industry-leading programs in checks, data driven marketing, treasury management and digital engagement solutions. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.